UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 27, 2009

THE DIXIE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	0-2585 (Commission File Number)	62-0183370 (I.R.S. Employer Identification No.)

104 Nowlin Lane - Suite 101,Chattanooga, Tennessee (Address of principal executive offices)	37421 (zip code)

Registrant's telephone number, including area code (423) 510-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensation Arrangements of Certain Officers.

(b)

On July 27, 2009, Gary A. Harmon, the company’s Chief Financial Officer, announced his retirement effective at the end of the third quarter of 2009.  Following his retirement, he will serve the Company as a consultant for a period of 2 years. Mr. Harmon has also agreed not to compete with the company directly or indirectly through service to another carpet or floor covering company during the term of the Consulting Agreement.  In the event of a change of control of the Company, or in the event of Mr. Harmon’s death or disability during the 2 year consulting period, Mr. Harmon, or his estate, as the case may be, will receive the unpaid balance of the fees that would otherwise be earned under the agreement.

(c)

Effective upon Mr. Harmon’s retirement, Mr. Jon A. Faulkner, will be the Company’s Chief Financial Officer.  Mr. Faulkner, age 48, currently serves as Vice President-Planning and Development, in which capacity he has served since 2002.  Mr. Faulkner will retain responsibility for strategic planning in addition to his new duties as Chief Financial Officer.  Mr. Faulkner is a graduate of the Georgia Institute of Technology and the Harvard Business School.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

(10.1)

 Consulting Agreement, dated July 27, 2009, by and between the Company and Gary A. Harmon; Non-Compete Agreement, dated July 27, 2009 by and between the Company and Gary A. Harmon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2009	THE DIXIE GROUP, INC.
By: /s/ Gary A. Harmon Gary A. Harmon Chief Financial Officer